Exhibit 99.1

FTI Consulting, Inc.

900 Bestgate Road

Annapolis, MD 21401

(410) 224-8770

FOR FURTHER INFORMATION:
AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. ANNOUNCES CLOSING OF DEBT OFFERINGS AND

REPURCHASE OF $125 MILLION OF COMMON SHARES

Updates Outlook for Remainder of 2005

ANNAPOLIS, MD, August 2, 2005—FTI Consulting, Inc. (NYSE:FCN), a leading provider of corporate finance/restructuring, forensic/litigation/technology, and economic consulting, today announced the closing of its private offering of $200.0 million in aggregate principal amount of 7 5/8% Senior Notes due 2013 (the “Senior Notes”) and $150.0 million in aggregate principal amount of 3 3/4% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes”).

FTI used the net proceeds of the offering to repay its existing $142.5 million term loan indebtedness and repurchase approximately $125.0 million of common shares through a combination of direct share repurchases and an accelerated stock buyback program. The remainder, approximately $70.0 million after transaction costs, will be used for general corporate purposes, which may include acquisitions and additional stock repurchases. FTI will incur a one-time non-cash charge of approximately $1.8 million, or $0.03 per diluted share, for the write-off of deferred financing costs associated with the early extinguishment of the term loan.

The Senior Notes and the Convertible Notes, net of the repayment of the existing term loan, will increase net interest expense by approximately $5.7 million for the remainder of 2005. The concurrent stock repurchase will reduce the weighted-average diluted shares by 5.2 million shares for the remainder of 2005. The net effect of the increase in interest expense and the reduction in diluted shares is expected to be neutral to earnings per diluted share for the remainder of 2005, excluding the one-time charge described above. In addition, the Company may enter into an interest rate swap agreement to manage interest rate exposure by achieving a desired proportion of variable rate versus fixed rate borrowings.

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Jack Dunn, FTI’s president and chief executive officer said, “The successful financing we completed today will contribute to the financial well being of our company and its capital needs for years to come. The strong demand and positive reception to our offering, as reflected by its pricing, is a tribute to the strength and integrity of our company, the talented people that make up FTI, and the institutional presence we have established.

“This offering accomplishes three goals for FTI: it dramatically increases our liquidity and cash flow at a unique time for growth opportunities in our markets; solidifies our capital structure for the foreseeable future, and has enabled us to raise our profile with the investment community.”

Outlook for Remainder of 2005

Based on results for the first half of the year and the impact of the debt offerings, FTI has raised the lower end of its existing outlook for the remainder of 2005. Revenues are now anticipated to range from $487.0 million to $503.0 million for the full year; earnings per diluted share are now expected to range from $1.28 to $1.35 before the one-time charge of approximately $0.03 per diluted share for early extinguishment of its term loan; EBITDA is now expected to range from $119.0 million to $124.0 million and cash flow from operations to range between $80.0 million and $90.0 million.

The company believes its average bill rate and utilization will now be approximately $342 and 77 percent (on a 2,032 hours base), respectively. The updated outlook by segment for 2005 reflects, among other things, some shift in segment results due to the continued success of FTI’s cross-selling and cross-utilization programs. While such programs may impact individual segment results, they have no effect on total enterprise revenues and profitability. A table reflecting the outlook for each of FTI’s three business segments is attached.

Second-Quarter Conference Call

FTI will hold a conference call to discuss the debt offerings, second-quarter results and management’s outlook for the remainder of 2005 at 11:00 a.m. Eastern time on Wednesday, August 3, 2005. The call can be accessed live and will be available for replay over the Internet by logging onto the company’s website, www.fticonsulting.com, for 90 days.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic/litigation/ technology consulting, and economic consulting. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,100 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

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This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

OUTLOOK RANGE FOR 2005 BY BUSINESS SEGMENT

	Revenues	EBITDA (1)	Margin	Utilization	Average Rate	Billable Headcount
	(in thousands)
Outlook Range for 2005
From ($1.28 per share) (3)
Forensic and Litigation Consulting	$205,000	$65,000	31.7%	74%	$280	425
Corporate Finance/Restructuring	187,000	62,000	33.2%	81%	$405	320
Economic Consulting	95,000	23,000	24.2%	78%	$380	160

	$487,000	150,000	30.8%	77%	$342	905

Corporate expenses		(31,000)

Adjusted EBITDA (1) (2)		$119,000	24.4%

To ($1.35 per share) (3)
Forensic and Litigation Consulting	$212,000	$68,000	32.1%	74%	$280	440
Corporate Finance/Restructuring	192,000	64,000	33.3%	82%	$405	340
Economic Consulting	99,000	24,000	24.2%	78%	$380	165

	$503,000	156,000	31.0%	77%	$343	945

Corporate expenses		(32,000)

Adjusted EBITDA (1) (2)		$124,000	24.7%

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies with our industry.

(2)	Adjusted EBITDA represents EBITDA excluding certain gains, losses and other charges that do not related to the ongoing operations of our business. Adjusted EBITDA as defined above may not be similar to adjusted EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of income. We believe that adjusted EBITDA is useful to investors because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our business.

(3)	Before one-time charge of approximately $0.03 per diluted share for early extinguishment of existing term loan.